Exhibit 2.2

Execution Version

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

NOVARTIS PHARMA AG,

ULTRAGENYX PHARMACEUTICAL INC.,

AND

ULTRAGENYX INTERNATIONAL UX003 LTD.

December 14, 2017

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS	1
ARTICLE 2 PURCHASE AND SALE; CLOSING	5
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SELLER	7
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF BUYER	10
ARTICLE 5 COVENANTS	11
ARTICLE 6 CONDITIONS PRECEDENT TO CLOSING	16
ARTICLE 7 TERMINATION	17
ARTICLE 8 INDEMNIFICATION	18
ARTICLE 9 GENERAL PROVISIONS	21

List of Exhibits

Exhibit 2.5(a)Form of Bill of Sale

Exhibit 2.5(b)Form of Seller FDA Transfer Notification

Exhibit 2.5(c)Form of Seller Closing Certificate

Exhibit 2.6(c)Form of Buyer FDA Transfer Notification

Exhibit 2.6(d)Form of Buyer Closing Certificate

i

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of December 14, 2017 (the “Effective Date”), by and between Novartis Pharma AG, a Switzerland corporation (“Buyer”), Ultragenyx Pharmaceutical Inc., a Delaware corporation (“U.S. Seller”), and Ultragenyx International UX003 Ltd., an exempted company incorporated in the Cayman Islands and a wholly-owned subsidiary of the U.S. Seller (the “Cayman Seller,” and together with the U.S. Seller, the “Sellers”).  Buyer and Sellers may hereinafter be referred to individually as a “Party” and collectively as the “Parties.”

Recitals

WHEREAS, Sellers are the sole and exclusive owners of a Priority Review Voucher (as defined below).

WHEREAS, Sellers and Buyer each (a) desire that Buyer purchase from Sellers, and Sellers sell, transfer and assign to Buyer, the Purchased Assets (as defined below), all on the terms set forth herein (such transaction, the “Asset Purchase”) and (b) in furtherance thereof, have adopted and approved this Agreement and, upon the terms and subject to the conditions set forth in this Agreement, have adopted and approved the Asset Purchase as contemplated by this Agreement in accordance with all applicable Legal Requirements (as defined below).

WHEREAS, Sellers and Buyer desire to make certain representations, warranties, covenants and other agreements as set forth herein in connection with the Asset Purchase contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing and their mutual undertakings hereinafter set forth, and intending to be legally bound, the Parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

1.1Certain Definitions.  As used in this Agreement, the following capitalized terms shall have the meanings indicated below:

(a)“Action” means any claim, audit, examination, action, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), assessment, arbitration, mediation, investigation, hearing, charge, complaint, demand, notice or proceeding.

(b)“Adverse Claim” means (a) a claim asserted by any Third Party that Sellers do not have the right to transfer the Priority Review Voucher that Sellers sell and transfer to Buyer by this Agreement and as a result of such a claim, a court, tribunal, or government body issues an injunction or decree that prohibits Buyer from using the Priority Review Voucher, or (b) any Third Party is granted an injunction, declaration, decree, or remedy that would prevent Buyer from using the Priority Review Voucher.

(c)“Affiliate” means any Person which, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, a Party to this Agreement, for so long as such control exists, whether such Person is or becomes an Affiliate on or after the Effective Date.  A Person shall be deemed to “control” another Person if it: (i) owns, directly or indirectly, beneficially or legally, at least fifty percent (50%) of the outstanding capital stock, voting securities or other ownership interest (or such lesser percentage which is the maximum allowed to be owned by such Person in a particular jurisdiction) of such other Person (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity); or (ii) has the power, whether pursuant to Contract, ownership of securities or otherwise, to direct the management and policies of such other Person.

(d)“Alternative Transaction” means, other than the transactions contemplated by this Agreement, any proposal or offer from any Person or group of Persons (other than Buyer or its Affiliates or their respective Representatives) for any acquisition by, or transfer, license or other grant of rights to, such Person or group of Persons of any right, title or interest in or to the Purchased Assets; provided that “Alternative Transaction” shall not include any acquisition of Sellers (whether through a stock purchase, merger, sale of all or substantially all assets or otherwise).

(e)“Approval Letter” means the approval letter from the Department of Health and Human Services to the U.S. Seller, regarding Biologics License Application 761047 for MepseviiTM (vestrodinase alfa-vjbk).

(f)“Business Day” means a day (i) other than Saturday or Sunday and (ii) on which commercial banks are open for business in New York, New York, United States and Zurich, Switzerland; and (iii) other than 26th, 27th, 28th or 29th December 2017.

(g)“Confidential Information” means (i) any and all confidential and proprietary information, including data, results, conclusions, know-how, product information, research and trade secrets, that may be delivered, made or communicated by or on behalf of a Party or its Representatives related to the subject matter hereof or otherwise in connection with this Agreement and (ii) the terms (including financial terms), conditions and existence of this Agreement.

(h)“Consent” means any and all filings, authorizations, consents, approvals, notices, permits, orders, registrations or declarations.

(i)“Contract” means any written or oral legally binding contract, agreement, instrument, commitment or undertaking (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts and purchase orders).

(j)“DOJ” means the United States Department of Justice.

(k)“Encumbrance” means any lien, pledge, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, right of negotiation or refusal, leasehold interest, security interest, encumbrance, adverse claim, interference or restriction on use arising out of any Contract or Legal Requirement, or restriction on transfer.

(l)“FDA” means the United States Food and Drug Administration.

(m) “FDA Approval” means the Department of Health and Human Services U.S. License No. 2040 issued to the U.S. Seller relating to Biologics License Application 761047.

(n)“FFDCA” means the United States Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et seq., as amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions, and modifications thereto).

(o)“FTC” means the United States Federal Trade Commission.

(p)“Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental, private body or arbitral body exercising any executive, legislative, judicial, quasi-judicial, regulatory, taxing, importing, administrative or other governmental or quasi-governmental authority.

(q)“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time.

(r)“Indemnified Party” means any of the Buyer Indemnified Parties or Seller Indemnified Parties, as applicable.

(s)“Indemnifying Party” means any Person against whom a claim for indemnification is being asserted under any provision of ARTICLE 8.

(t)“Judgment” means any orders, writs, injunctions, awards, judgments, stipulations, determinations and decrees entered by or with any Governmental Entity.

(u)“Knowledge” means, with respect to Sellers, the actual knowledge of the facts and information of any director or executive officer of Sellers, after performing a reasonable inquiry with respect to such facts and information.

(v)“Law” means any federal, state, foreign, local, municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

(w)“Legal Requirement” means any Law, or any Judgment, or any license, franchise, authorization of any Governmental Entity or similar right granted under any of the forgoing, or any similar provision having the force or effect of Law applicable to a Party or to any of its assets, properties or businesses.  Legal Requirements shall include, with respect to Sellers or their Affiliates, any requirements, conditions or obligations relating to the Priority Review Voucher set forth in the FFDCA or the Approval Letter or in any other correspondence received by Sellers or their Affiliates from the FDA regarding the Priority Review Voucher.

(x)“Liabilities” means all debts, liabilities and obligations, whether presently in existence or arising hereafter, accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, asserted or unasserted, known or unknown, including those arising under any Law, action or governmental order and those arising under any Contract, including in connection with the Priority Review Voucher.

(y)“License Agreement” means the Amended and Restated Licensing Agreement by and between the Sellers, effective December 6, 2017.

(z)“Losses” means all losses, Liabilities, damages, claims, causes of action, judgments, awards, suits, Taxes, fines, penalties, costs or expenses (including reasonable attorneys’ and experts’ fees and expenses).

(aa)“Mutual Confidential Disclosure Agreement” means that certain mutual confidential disclosure agreement by and between the Parties, dated November 27, 2017.

(bb)“Person” means any natural person, company, corporation, limited liability company, general partnership, limited partnership, trust, proprietorship, joint venture, business organization or Governmental Entity.

(cc)“Priority Review” means a priority review of and action upon a human drug application by the FDA not later than six (6) months after the filing of such application to the FDA, as defined in the FFDCA.

(dd)“Priority Review Voucher” means the priority review voucher issued by the United States Secretary of Health and Human Services to the U.S. Seller, as evidenced in the FDA press release set forth at https://www.fda.gov/NewsEvents/Newsroom/PressAnnouncements/ucm585308.htm, tracking number PRV BLA 761047, as the sponsor of a rare pediatric disease product application, that entitles the holder of such voucher to request Priority Review of a single human drug application submitted under section 505(b)(1) or a single biologic application submitted under section 351(a) of the United States Public Health Service Act, as further defined in the FFDCA.

(ee)“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

(ff)“Purchased Assets” means certain intangible assets, consisting of the Priority Review Voucher, including any and all rights, benefits and entitlements with respect thereto afforded to the holder of the Priority Review Voucher.

(gg)“Regulatory Change” means any (i) new Legal Requirement, amendment or supplement to any then-existing Legal Requirement, or (ii) new, amended or supplemented term or condition imposed on the Priority Review Voucher that is not set forth in the Approval Letter, that in either case of (i) or (ii) has been enacted, adopted, approved, or imposed between the Effective Date and the Closing Date and adversely impacts the manner in which Buyer may use, receive, hold or otherwise exploit the Priority Review Voucher.

(hh)“Representative” means, with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

(ii)“Tax” or “Taxes” means any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, value added tax, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, municipal tax, municipal surcharge premium, property, environmental or windfall profit tax, social security contribution or other tax of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount in the nature of a tax imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign), whether disputed or not and including (i) the tax liability of any other Person imposed pursuant to Treasury Regulations Section 1.1502-6 or any similar provision of other tax Law, and (ii) the obligation to indemnify or assume or otherwise succeed to the tax liability of any other Person, by contract or pursuant to any Law.

(jj)“Third Party” means any Person other than a Party and such Party’s Affiliates.

Other capitalized terms defined elsewhere in this Agreement and not defined in this Section 1.1 shall have the meanings assigned to such terms in this Agreement.

ARTICLE 2
PURCHASE AND SALE; CLOSING

2.1Purchase and Sale of Purchased Assets.

(a) Upon the terms and subject to the conditions of this Agreement, at and as of the Closing, Buyer shall purchase from Sellers and Sellers shall sell, transfer, convey, assign and deliver to Buyer all of Sellers’ right, title and interest in and to the Purchased Assets free and clear of all Encumbrances.  Sellers shall perform all actions necessary to facilitate the transfer of the Purchased Assets to Buyer.

(b)Buyer shall not assume, nor shall it be liable for, or otherwise be obligated to pay, perform or discharge, any Liabilities of Sellers or their Affiliates, including any Liabilities arising from or related to Sellers’ ownership prior to the Closing of any rights with respect to the Purchased Assets (such Liabilities, the “Excluded Liabilities”).  Sellers shall be solely responsible for all such Excluded Liabilities.

2.2Purchase Price. The total consideration to be paid by Buyer for all of the Purchased Assets shall be ONE HUNDRED THIRTY MILLION U.S. DOLLARS (U.S. $130,000,000) (the “Purchase Price”). Buyer shall pay the Purchase Price to Sellers on the Closing Date in United States dollars by wire transfer of immediately available funds to a bank account designated by the Sellers in accordance with the wire instructions provided by the Sellers to the Buyer at least two (2) Business Days prior to the Closing Date.

2.3Closing.  The closing of the transactions contemplated hereby (the “Closing”) shall take place remotely via the exchange of documents and signatures, at 11:59 p.m. California time, on the fifth (5th) Business Days following the date on which all of the conditions precedent set forth in ARTICLE 6 have been satisfied or waived (other than conditions to be satisfied only by the delivery of certificates or other documents at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or at such other time and place as the Parties may mutually agree in writing.  The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date”.

2.4Title Passage; Delivery of Purchased Assets.

(a)Title Passage.  Upon the Closing, all of the right, title and interest of Sellers in and to the Purchased Assets shall pass to Buyer free and clear of all Encumbrances.

(b)Method of Delivery of Assets. Within one (1) Business Day following the Closing Date, the U.S. Seller and Buyer will each submit to the FDA the separate notifications referred to in Section 2.5(b) and Section 2.6(c), respectively.

(c)Filings; Notifications.  Buyer and Sellers agree to cooperate and assist each other with respect to all filings or notifications to FDA related to the transfer and assignment of the Purchased Assets.

2.5Closing Deliveries by Sellers.  At the Closing, Sellers shall deliver to Buyer the following:

(a)an executed Bill of Sale substantially in the form attached hereto as Exhibit 2.5(a);

(b)a copy of the notification of the purchase and sale of the Priority Review Voucher pursuant to this Agreement to be submitted to the FDA by the U.S. Seller pursuant to Section 2.4(b), which notification shall be in the form of Exhibit 2.5(b) or such other form as the FDA may require as of the Closing Date;

(c)a certificate of Sellers dated as of the Closing Date, in the form set out in Exhibit 2.5(c), duly executed by Sellers, certifying as to the satisfaction of the conditions set forth in Sections 6.2(a) and 6.2(b); and

(d)such other documents and instruments as may be required to be delivered by Sellers by any other provision of this Agreement or as may be reasonably required to consummate the transactions contemplated by this Agreement.

2.6Closing Deliveries by Buyer.  At the Closing, Buyer shall deliver to Sellers the following:

(a)payment of the Purchase Price in accordance with Section 2.2;

(b)an executed Bill of Sale substantially in the form attached hereto as Exhibit 2.5(a);

(c)a copy of the notification of the purchase and sale of the Priority Review Voucher pursuant to this Agreement to be submitted to the FDA by Buyer pursuant to Section 2.4(b), which notification shall be in the form of Exhibit 2.6(c) or such other form as the FDA may require as of the Closing Date;

(d)a certificate of Buyer dated as of the Closing Date, in the form set out in Exhibit 2.6(d), duly executed by Buyer, certifying as to the satisfaction of the conditions set forth in Sections 6.1(a) and 6.1(b); and

(e)such other documents and instruments as may be required to be delivered by Buyer by any other provision of this Agreement or as may be reasonably required to consummate the transactions contemplated by this Agreement.

2.7Withholding.  Any payments by Buyer to Sellers shall be made without any deduction or withholding for or on account of any Taxes, levies, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Entity.

2.8Transfer Taxes.  Notwithstanding any other provision in this Agreement to the contrary, each respective Party shall bear and pay any and all sales Taxes, value added Taxes, use Taxes, transfer Taxes, documentary charges, recording fees or similar Taxes, charges or fees (including any penalties, interest and additions thereto) that may become payable by it or its Affiliates in connection with the sale of the Purchased Assets to Buyer (collectively, “Transfer Taxes”).

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER

Sellers hereby represent and warrant to Buyer as of the date hereof and as of the Closing Date as follows:

3.1Organization, Standing and Power.  The U.S. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and the Cayman Seller is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands. Each Seller has the requisite corporate power and authority to own, operate and lease its properties and to carry on its business as presently conducted and is qualified or licensed to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to materially adversely affect any of the Purchased Assets, either Sellers’ ability to consummate the transactions contemplated by this Agreement, or Buyer’s ownership and rights with respect to any of the Purchased Assets after the Closing.  Sellers are not in violation of their organizational documents, as amended to date.

3.2Due Authority.  Sellers have all requisite corporate power and authority to execute and deliver, perform their obligations under, and consummate the transactions contemplated by, this Agreement. The execution, delivery and performance of this Agreement, and the consummation of the Asset Purchase, have been duly and validly authorized by all necessary corporate action on the part of Sellers.  This Agreement has been duly executed and delivered by Sellers. This Agreement, upon due execution and delivery by the Parties, will constitute a valid and binding obligation of Sellers enforceable against Sellers in accordance with its terms, subject only to the effect, if any, of (a) applicable bankruptcy and other similar Laws affecting the rights of creditors generally and (b) rules of Law governing specific performance, injunctive relief and other equitable remedies (whether considered in an action at Law or in equity).

3.3No Contravention.  The execution and delivery by Sellers of this Agreement does not, and the consummation of the transactions contemplated hereby, including the transfer of title to, ownership in, and possession of the Purchased Assets, will not, (a) result in the creation of any Encumbrance on the Purchased Assets or (b) conflict with, or result in any violation or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, revocation, suspension, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, (i) any provision of the certificate of incorporation, bylaws, memorandum and article of association of Sellers, as applicable, in each case as amended to date, (ii) the Priority Review Voucher, the Approval Letter or any Contract to which Sellers or any of their Affiliates are a party or bound by which involves or affects in any way any of the Purchased Assets or (iii) Legal Requirements (except as may be required to comply with the HSR Act) applicable to Sellers or their Affiliates or the Purchased Assets, except, in the case of clause (b)(ii) or (b)(iii), for any such conflicts, violations, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the purchase of the Purchased Assets at Closing.

3.4No Consents.  Except for (a) any Antitrust Approvals required by the HSR Act; (b) the letters referenced in Section 2.4(b); (c) any Consents, the absence of which would not individually or in the aggregate, reasonably be expected to have a material adverse effect on the Purchased Assets or prevent, materially delay or materially impede the performance by Sellers or their Affiliates’ of Sellers’ obligations under this Agreement or the consummation of the transactions contemplated hereby; or (d) as may be necessary as a result of any facts or circumstances relating to the Buyer or any of its Affiliates, no Consent of a Governmental Entity or any other Person, is necessary or required in connection with the execution, delivery and performance by Sellers of this Agreement, and the consummation by Sellers or their Affiliates of the transactions contemplated hereby.

3.5Title to Purchased Assets.  Sellers are the sole and exclusive owners of all right, title and interest in and to the Purchased Assets and own good and transferable title to the Purchased Assets free and clear of any Encumbrances.  In furtherance of Sellers developing, obtaining and maintaining the FDA Approval, the Sellers have neither (a) misappropriated the intellectual property of any Third Party nor (b) used any data in connection with such activities where Sellers did not have sufficient right, title, or interest to such data.  Sellers have performed all actions necessary to perfect their ownership of, and their ability to transfer, the Purchased Assets.  Sellers have the full right to sell, transfer, convey, assign and deliver the Purchased Assets to Buyer at the Closing free and clear of all Encumbrances.  The right, title and interest in and to the Purchased Assets that are to be sold, transferred, conveyed, assigned and delivered by Sellers to Buyer at the Closing in accordance with this Agreement collectively constitute the entire right, title and interest in and to the Purchased Assets and immediately following the Closing, Buyer shall have all right, title and interest in and to the Purchased Assets free and clear of all Encumbrances.  In addition to the foregoing, there are no Adverse Claims with respect to any of the Purchased Assets.

3.6Contracts.  Except for this Agreement and the License Agreement, there is no Contract to which Sellers or any of their Affiliates are a party to or bound by that assigned, transferred, licensed, conveyed or encumbered, or granted or allowed to exist any Encumbrance with respect to, any of Sellers’ right, title or interest in, to or under the Purchased Assets.

3.7Compliance With Legal Requirements.  Sellers and their Affiliates are, and at all times have been, in compliance with all Legal Requirements that are or were applicable to the Purchased Assets, including Sellers’ and their Affiliates’ conduct, acts or omissions with respect to the Purchased Assets.  None of Sellers nor any of their Affiliates have received any written or, to Sellers’ Knowledge, oral notice or other communication from any Person regarding any actual or alleged violation of, or failure to comply with, any such Legal Requirement.

3.8Regulatory Compliance.  Since the three (3) year period prior to the date hereof and as it relates to the FDA Approval, the Approval Letter or the activities giving rise to such FDA Approval, the Approval Letter or the Priority Review Voucher, neither Sellers, any Affiliate of Sellers, nor to the Knowledge of Sellers, any officer or employee of Sellers or any Affiliate of Sellers, has made an untrue statement of material fact or a fraudulent statement to the FDA or any other Governmental Entity, failed to disclose a material fact or a fraudulent statement to the FDA or any other Governmental Entity or committed an act, made a statement or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for any other Governmental Entity to invoke any similar policy.

3.9Legal Proceedings.  There is no pending, or to Sellers’ Knowledge, threatened, Action involving Sellers or any of their Affiliates, nor has there been an Action involving Sellers or any of their Affiliates, and neither Sellers nor any of their Affiliates are a party or subject to the provisions of any Judgment, (a) that involves or affects the issuance of, ownership of, transfer of, title to, or use of any of the Purchased Assets, or (b) that otherwise challenges the transactions contemplated by this Agreement.  Except as set forth in the Priority Review Voucher, none of the Purchased Assets are subject to any order of any Governmental Entity or arbitrator.  To the Knowledge of Sellers, there is no fact or circumstance that would reasonably be expected to serve as a basis for any of the foregoing Actions.

3.10Governmental Authorizations.  Neither Sellers nor any of their Affiliates is required to hold any license, registration, or permit issued by any Governmental Entity to own, use or transfer the Purchased Assets, other than such licenses, registrations or permits that have already been obtained.

3.11Revocation; Use of Purchased Assets.  The Priority Review Voucher has not been terminated, suspended, cancelled or revoked and to Sellers’ Knowledge there are no facts or circumstances that could reasonably be expected to (with or without notice or lapse of time, or both) give rise to a right of FDA to terminate, suspend, cancel or revoke the Priority Review Voucher.  There is nothing that could reasonably be expected to preclude or interfere with (a) the sale and transfer of the Purchased Assets to Buyer or (b) Buyer’s use of the Purchased Assets to obtain Priority Review or any other benefit associated with the Purchased Assets following the Closing.  There is no term or condition imposed by the FDA on the Priority Review Voucher as of the date hereof that is not set forth in the Approval Letter.  Sellers have provided to Buyer true and complete copies of the Approval Letter and all other correspondence received by Sellers or any of their respective Affiliates regarding the Priority Review Voucher.  Neither Sellers nor any of their Affiliates have notified FDA of their own intent to use the Priority Review Voucher.

3.12Marketed Product.  Sellers have initiated marketing in the United States of the rare pediatric disease product for which the Priority Review Voucher was awarded within the three hundred sixty five (365)-day period beginning on the date of the FDA approval of such rare pediatric disease product and has continuously marketed such product in the United States since Sellers initiated marketing of such product.  The rare pediatric disease product application for which the Priority Review Voucher was awarded was not submitted by Sellers to the FDA prior to the date that is ninety (90) days after the date of enactment of the Prescription Drug User Fee Amendments of 2012.

3.13Brokers.  Except for Merrill Lynch, Pierce, Fenner & Smith Incorporated, no broker, finder or investment banker is entitled to any brokerage or finder’s fee in connection with the purchase and sale of the Purchased Assets hereunder or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Sellers.

3.14Exclusivity of Representations and Warranties.  Neither the Sellers nor any of their Affiliates or their respective Representatives is making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, except as otherwise expressly set forth in this ARTICLE 3, and Sellers hereby disclaim any such other representations or warranties.

3.15Solvency.  Sellers are not entering into this Agreement with the actual intent to hinder, delay, or defraud any creditor of Sellers or any Affiliate of Sellers.  The remaining assets of Sellers after the Closing will not be unreasonably small in relation to the business in which

Sellers will engage after the Closing.  After the Closing, Sellers will have the ability to pay their debts as they become due.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Sellers as of the date hereof and as of the Closing Date as follows:

4.1Organization, Standing and Power.  Buyer is a company duly organized, validly existing and in good standing under the laws of Switzerland.

4.2Authority.  Buyer has all requisite corporate power and authority to execute and deliver, perform its obligations under, and consummate the transactions contemplated by, this Agreement. The execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement have been duly and validly approved and authorized by all necessary corporation action. This Agreement has been duly executed and delivered by Buyer.  This Agreement, upon due execution and delivery by the Parties, will constitute a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject only to the effect, if any, of (a) applicable bankruptcy and other similar Laws affecting the rights of creditors generally and (b) rules of Law governing specific performance, injunctive relief and other equitable remedies (whether considered in an action at Law or in equity).

4.3No Contravention.  The execution and delivery by Buyer of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, (a) any provision of the organizational or governing documents of Buyer, in each case as amended to date, (b) any Contract to which Buyer is a party or bound by or by which its assets or properties are bound or under which Buyer has rights or benefits, or (c) any Legal Requirements (except as may be required to comply with the HSR Act) applicable to Buyer or any of its assets or properties, except, in the case of clause (b) or (c), for any such conflicts, violations, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the purchase of the Purchased Assets at Closing.

4.4No Consents.  Except for (a) any Antitrust Approvals required by the HSR Act, (b) the letters referenced in Section 2.4(b), and (c) any Consents, the absence of which would not reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the purchase of the Purchased Assets at Closing, no Consent of any Governmental Entity or any other Person is required by or with respect to Buyer in connection with the execution, delivery and performance by Buyer of this Agreement or the consummation by Buyer of the transactions contemplated hereby.

4.5Brokers. No broker, finder or investment banker is entitled to any brokerage or finder’s fee in connection with the purchase and sale of the Purchased Assets hereunder or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

4.6Financing. Buyer has sufficient funds to permit Buyer to consummate the transactions contemplated by this Agreement.  Buyer has provided Sellers with accurate and complete copies of the commitment letters or other materials satisfactory to the Sellers evidencing Buyer’s possession of sufficient funds for the transactions contemplated by this Agreement.  Notwithstanding anything to the contrary contained herein, the Parties acknowledge and agree that it shall not be a condition to the obligations of Buyer to consummate the transactions contemplated hereby that Buyer have sufficient funds for payment of the Purchase Price.

4.7Non-Reliance.  Neither Sellers nor any of their Affiliates or Representatives has made any representation or warranty, express or implied, as to the accuracy or completeness of any information concerning the Purchased Assets contained herein or made available in connection with Buyer’s investigation of the foregoing, except as expressly set forth in this Agreement, and Sellers and their Affiliates and Representatives expressly disclaim any and all liability that may be based on such information or errors therein or omissions therefrom.  Buyer has not relied and is not relying on any statement, representation or warranty, oral or written, express or implied (including any representation or warranty as to merchantability or fitness for a particular purpose), made by Sellers or any of their Affiliates or Representatives, except as expressly set forth in ARTICLE 3.  Neither Sellers nor any of their Affiliates or Representatives shall have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer, or Buyer’s use of, any information, documents or materials made available to Buyer, whether orally or in writing, in any confidential information memoranda, “data rooms,” presentations, due diligence discussions or in any other form in expectation of, or in connection with, the transactions contemplated by this Agreement.

ARTICLE 5
COVENANTS

5.1Negative Covenants of Sellers.  During the period from the Effective Date and continuing until the earlier of the termination of this Agreement or the Closing Date (the “Pre-Closing Period”), except as otherwise expressly contemplated by this Agreement or with Buyer’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, Sellers shall not, and shall cause their Affiliates not to, knowingly take or permit any action that, or omit to take any action the absence of which, could reasonably be expected to prevent the satisfaction of the condition set forth in Section 6.2(a).

5.2Negative Covenant of Buyer.  During the Pre-Closing Period, except as otherwise expressly contemplated by this Agreement or with Sellers’ prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, Buyer shall not, and shall cause its Affiliates not to, knowingly take or permit any action that, or omit to take any action the absence of which, could reasonably be expected to prevent the satisfaction of the condition set forth in Section 6.1(a).

5.3Compliance with Legal Requirements. During the Pre-Closing Period, and from and after the Closing, Sellers shall, and shall cause their Affiliates and each of their respective successors in interest to the rare pediatric disease product for which the Priority Review Voucher was awarded to, materially comply with all Legal Requirements applicable to such Persons relating to the Priority Review Voucher and to forward to Buyer any communications it or any of its Affiliates receives from FDA in respect of the Priority Review Voucher.  Without limiting the generality of the immediately preceding sentence, to the extent required, now or in the future, under applicable Legal Requirements or otherwise by FDA for the use or transfer of the Priority Review Voucher, or to avoid revocation of the Priority Review Voucher, Sellers shall, and shall cause their Affiliates and each of their respective successors in interest to the rare pediatric disease product for which the Priority Review Voucher was awarded to, submit a post-approval production report to the United States Secretary of Health and Human Services not later than five (5) years after the approval of such rare pediatric disease product in accordance with section 529(e)(2) of the FFDCA.

5.4No Solicitation.

(a)During the Pre-Closing Period, Sellers shall not, nor shall they authorize, instruct or permit any of their Affiliates or each of their Representatives, to (i) solicit, initiate, facilitate or knowingly encourage any inquiries, proposals or offers with respect to, or the submission of, any Alternative Transaction by any Person (other than Buyer or its Affiliates or their respective Representatives) or any inquiry, proposal or offer that is reasonably likely to lead to an Alternative Transaction, (ii) engage, continue or participate in any discussions or negotiations regarding, or take any other action intended or reasonably expected to facilitate the making of any inquiry or proposal to Sellers that constitutes, or may reasonably be expected to lead to, any Alternative Transaction by any Person (other than Buyer or its Affiliates or their respective Representatives) other than to state that they are not permitted to have discussions and to refer to this Agreement, (iii) accept any proposal or offer from any Person (other than Buyer) in respect of an Alternative Transaction, or (iv) resolve to propose or agree to do any of the foregoing.

(b)Upon execution of this Agreement, Sellers and their Affiliates shall immediately cease and cause to be terminated any existing discussions with any Person (other than Buyer) that are in respect of an Alternative Transaction.

5.5Antitrust Notification.

(a)Unless this Agreement shall have been validly terminated in accordance with Section 7.1, Buyer and Sellers shall, as promptly as practicable after the Effective Date as they shall mutually agree file with the FTC and the DOJ the premerger notification and report form required as a result of the contemplated purchase and sale of the Purchased Assets and the other transactions contemplated hereby, and shall include any supplemental information requested in connection therewith, pursuant to the HSR Act.  Any such filing, notification and report form and supplemental information shall be in substantial compliance with the requirements of the HSR Act.  The Parties shall work together and shall furnish to one another such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission which is necessary under the HSR Act.  The Parties shall (A) cooperate with one another and keep one another apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC, the DOJ or any other applicable Governmental Entity, (B) comply promptly with any such reasonable inquiry or request, (C) not participate, or permit its Affiliates to participate, in any substantive meeting or discussion with any Governmental Entity in respect of any filings, investigation or inquiry concerning this Agreement unless it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend and participate thereat, and (D) with the exception of business documents deemed highly confidential by the possessing Party (including documents submitted as attachments to the Party’s notification and report form under the HSR Act), furnish the other Party or the other Party’s outside counsel with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between a Party or its Affiliates, on the one hand, and any Governmental Entity, on the other hand, with respect to the transactions contemplated hereunder or any investigation with respect to the transactions contemplated hereunder. Buyer shall pay all filing fees and other charges for the filing under the HSR Act by both Parties.

(b)From and after the date on which the filings are made pursuant to Section 5.5(a), Buyer and Sellers shall use reasonable best efforts to obtain any clearance required under the HSR Act (any such clearance, an “Antitrust Approval”), including replying at the earliest practicable date to any requests for information received from the FTC or DOJ pursuant to the HSR Act and making any permitted request for early expiration or termination of the applicable waiting periods under the HSR Act as soon as possible.

(c)Notwithstanding the foregoing, nothing in this Agreement shall require, or be construed to require, the Parties or any of their respective Affiliates to offer or agree to (i) (A) sell, hold, separate, divest, license, discontinue or limit, before or after the Closing Date, any assets, businesses, equity holdings, intellectual property, or other interests or (B) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses, equity holdings, intellectual property or interests (including but not limited to any requirements to enter into new contracts or modify or terminate existing contracts) or (ii) any material modification or waiver of the terms and conditions of this Agreement.

5.6Expenses.  Whether or not the purchase and sale of the Purchased Assets and the other transactions contemplated by this Agreement are consummated, and except as otherwise set forth in this Agreement, each of the Parties shall bear its own fees and expenses incurred or owed in connection with the purchase and sale of the Purchased Assets, this Agreement and the transactions contemplated hereby.

5.7Further Assurances.  During the Pre-Closing Period, and from and after the Closing, the Parties shall cooperate reasonably with each other in connection with any steps required to be taken as part of their respective obligations under this Agreement, including without limitation any notifications or filings required to be made to the FDA in connection with the transfer of the Purchased Assets, and shall (a) furnish upon request to each other such further information, (b) execute and deliver to each other such other documents, and (c) do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions contemplated by this Agreement, including the use of the Purchased Assets to obtain Priority Review.

5.8Confidentiality.  Each Party shall, and shall cause its Affiliates and its and their Representatives to, keep confidential and not publish or otherwise disclose to a Third Party and not use, directly or indirectly, for any purpose, any Confidential Information furnished or otherwise made known to it, directly or indirectly, by the other Party, except to the extent such disclosure or use is expressly permitted by the terms of this Agreement.  Notwithstanding the foregoing, to the extent the receiving Party can demonstrate by documentation or other competent proof, the confidentiality and non-use obligations under this Section 5.8 with respect to any Confidential Information shall not include any information that:

(a)has been published by a Third Party or otherwise is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no wrongful act, fault or negligence on the part of the receiving Party;

(b)has been in the receiving Party’s possession prior to disclosure by the disclosing Party without any obligation of confidentiality with respect to such information;

(c)is subsequently received by the receiving Party from a Third Party without restriction and without breach of any agreement between such Third Party and the disclosing Party;

(d)is generally made available to Third Parties by the disclosing Party without restriction on disclosure; or

(e)has been independently developed by or for the receiving Party without reference to, or use or disclosure of, the disclosing Party’s Confidential Information.

Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the receiving Party.  Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the receiving Party unless the combination and its principles are in the public domain or in the possession of the receiving Party.

5.9Permitted Disclosures.  Each Party may disclose Confidential Information to the extent that such disclosure is:

(a)in the reasonable opinion of the receiving Party’s legal counsel,  required to be disclosed pursuant to Law, regulation or a valid order of a court of competent jurisdiction or other Governmental Entity of competent jurisdiction (including by reason of filing with securities regulators, but subject to Section 5.10); provided, that the receiving Party shall first have given prompt written notice (and to the extent possible, at least five (5) Business Days’ notice) to the disclosing Party and given the disclosing Party a reasonable opportunity to take whatever action it deems necessary to protect its Confidential Information (for example, quash such order or to obtain a protective order or confidential treatment requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or Governmental Entity or, if disclosed, be used only for the purposes for which the order was issued). In the event that no protective order or other remedy is obtained, or the disclosing Party waives compliance with the terms of this Agreement, the receiving Party shall furnish only that portion of  Confidential Information which the receiving Party is advised by counsel is legally required to be disclosed;

(b)made to its or its Affiliates’ financial, legal and other advisors who have a need to know such disclosing Party’s Confidential Information and are either under professional codes of conduct giving rise to expectations of confidentiality and non-use or under written agreements of confidentiality and non-use, in each case, at least as restrictive as those set forth in this Agreement; provided, that the receiving Party shall remain responsible for any failure by such financial, legal and other advisors, to treat such Confidential Information as required under this Agreement;

(c)made by or on behalf of Buyer or its Affiliates to the FDA or other Governmental Entity as required in connection with any filing, application or request for regulatory approval in which Priority Review is sought; or

(d)made by Buyer or its Affiliates to its or their advisors, consultants, clinicians, vendors, service providers, contractors, existing or prospective collaboration partners, licensees, sublicensees, or other Third Parties as may be necessary or useful in connection with the transactions contemplated by this Agreement, including the use of the Purchased Assets to obtain Priority Review; provided, that such Persons shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and non-use of the receiving Party pursuant to Section 5.8.

5.10Public Announcements.  Sellers and Buyer shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statement with respect to the transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law.  Buyer and Sellers each acknowledge that each of the Buyer and U.S. Seller, as a publicly traded company, is legally obligated to make timely disclosures of materials events relating to its business. The Parties acknowledge that the other Parties may be obligated to file a copy of this Agreement with the United States Securities and Exchange Commission. Notwithstanding the foregoing, without prior submission to or approval of the other Parties, either Party may issue press releases or public announcements which incorporate information concerning this Agreement which information was included in a press release or public disclosure which was previously disclosed under the terms of this Agreement.

5.11Use of Name.  Except as expressly provided herein, neither Party shall mention or otherwise use the name, logo, or trademark of the other Parties or any of their Affiliates (or any abbreviation or adaptation thereof) in any publication, press release, marketing and promotional material, or other form of publicity without the prior written approval of such other Party in each instance.  The restrictions imposed by this Section 5.11 shall not prohibit a Party from making any disclosure identifying the other Parties that, in the opinion of the disclosing Party’s counsel, is required by applicable Law or the rules of a stock exchange on which the securities of the disclosing Party are listed; provided, that such disclosing Party shall submit the proposed disclosure identifying the other Parties in writing to the other Parties as far in advance as reasonably practicable (and in no event less than two (2) Business Days prior to the anticipated date of disclosure) so as to provide a reasonable opportunity to comment thereon.

5.12Other Covenants.  Until the earlier of the Closing or the termination of this Agreement, (a) Sellers shall, and shall cause each of their Affiliates to, provide Buyer with prompt written notice of the occurrence of any Regulatory Change and maintain the Priority Review Voucher in full force and effect and (b) Sellers shall not, and shall cause each of their Affiliates not to, (i) enter into any Contract with respect to the Purchased Assets or (ii) take or permit, or omit to take any action that could reasonably be expected to (A) prevent the satisfaction of the conditions set forth in ARTICLE 6 or (B) adversely affect any of the Purchased Assets, Sellers’ or any of their Affiliates’ ability to consummate the transactions contemplated by this Agreement or Buyer’s ownership and rights with respect to any of the Purchased Assets after the Closing.

ARTICLE 6
CONDITIONS PRECEDENT TO CLOSING

6.1Conditions Precedent to Sellers’ Obligations.  The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)Representations and Warranties of Buyer.  Each of the representations and warranties of Buyer made in ARTICLE 4 shall be true and correct in all respects as of the Effective Date and as of the Closing Date (or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date), unless the failure of such representations to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “material adverse effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby.

(b)Compliance with Agreements and Covenants.  Buyer and its Affiliates shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by Buyer or any such Affiliate on or before the Closing Date.

(c)Antitrust.  Any waiting period (or extension thereof) applicable to the transactions contemplated by this Agreement under the HSR Act shall have been terminated or shall have expired.

(d)No Injunction or Legal Restraint.  No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law nor shall any temporary restraining order, preliminary or permanent injunction or other order or decree have been issued by any court of competent jurisdiction (other than any such orders, injunctions or decrees issued due to any Action commenced by or on behalf of Sellers) that is in effect and which has the effect of making the transactions contemplated by this Agreement illegal or otherwise preventing, prohibiting or restraining the consummation of the transactions contemplated by this Agreement.

(e)Closing Deliveries.  Buyer shall have made the deliveries contemplated under Section 2.6.

6.2Conditions Precedent to Buyer’s Obligation.  The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)Representations and Warranties of Sellers.  Each of the representations and warranties of Sellers made in ARTICLE 3 shall be true and correct in all respects as of the Effective Date and as of the Closing Date (or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date), unless the failure of such representations to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “material adverse effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Purchased Assets or prevent, materially delay or materially impede the performance by Sellers of their obligations under this Agreement or the consummation of the transactions contemplated hereby.

(b)Compliance with Agreements and Covenants.  Sellers and their Affiliates shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by Sellers or any such Affiliates on or before the Closing Date.

(c)Antitrust.  Any waiting period (or extension thereof) applicable to the transactions contemplated by this Agreement under the HSR Act shall have been terminated or shall have expired and all other Antitrust Approvals shall have been made or obtained.

(d)No Injunction or Legal Restraint.  No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law nor shall any temporary restraining order, preliminary or permanent injunction or other order or decree have been issued by any court of competent jurisdiction (other than any such orders, injunctions or decrees issued due to any Action commenced by or on behalf of Buyer) that is in effect and which has the effect of making the transactions contemplated by this Agreement illegal or otherwise preventing, prohibiting or restraining the consummation of the transactions contemplated by this Agreement.

(e)Closing Deliveries.  Sellers shall have made the deliveries contemplated under Section 2.5.

(f)No Regulatory Change.  There shall not have occurred and remain in effect any Regulatory Change.

ARTICLE 7
TERMINATION

7.1Termination.  This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to Closing:

(a)by mutual written consent of Buyer and Sellers; or

(b)by Sellers, if the Buyer has not submitted the premerger notification and report required pursuant to Section 5.5(a) within ten (10) Business Days of the Effective Date;

(c)by Buyer or Sellers, if the Closing has not occurred by 11:59 p.m. California time on the date that is three (3) months following the date hereof; provided, that neither Party may terminate this Agreement pursuant to this clause (b) if such Party is in breach of this Agreement;

(d)by Buyer or Sellers, if (i) any Law having the effect referred to in Section 6.2(d) or Section 6.1(d), as applicable, has been enacted, issued, promulgated, enforced or entered, or (ii) any order, injunction or decree having the effect referred to in Section 6.2(d) or Section 6.1(d), as applicable, is in effect and has become final and non-appealable;

(e)by Buyer, if Buyer is not in material breach of its obligations under this Agreement and there has been a violation or breach by Sellers of any of their representations, warranties, covenants or other agreements contained in this Agreement , which has prevented or would prevent the satisfaction of any condition to the obligations of Buyer at the Closing set forth in Section 6.2, and (i) such violation or breach has not been waived by Buyer, (ii) Buyer has provided written notice to Sellers of such violation or breach setting forth the allegations of violation or breach in reasonable detail, and (iii) such violation or breach cannot be or has not been cured by Sellers within twenty (20) Business Days after receiving written notice thereof from Buyer; or

(f)by Sellers, if Sellers are not in material breach of their obligations under this Agreement and there has been a violation or breach by Buyer of any of its representations, warranties, covenants or other agreements contained in this Agreement, which has prevented or would prevent the satisfaction of any condition to the obligations of Sellers at the Closing set forth in Section 6.1 and (i) such violation or breach has not been waived by Sellers, (ii) Sellers have provided written notice to Buyer of such violation or breach setting forth the allegations of violation or breach in reasonable detail, and (iii) such violation or breach cannot be or has not been cured by Buyer within twenty (20) Business Days after receiving written notice thereof from Sellers.

7.2Effect of Termination. If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this ARTICLE 7, this Agreement shall become void and of no further force or effect, except that the provisions of this Section 7.2, Sections 5.8, 5.9, 5.10 and 5.11, and ARTICLE 1 and ARTICLE 9 shall survive the termination of this Agreement and shall remain in full force and effect; provided, that nothing in this Section 7.2 shall be deemed to release any Party from any liability in respect of any breach by such Party of the terms and provisions of this Agreement prior to the effective date of such termination.

ARTICLE 8
INDEMNIFICATION

8.1Indemnification.

(a)Indemnification by Sellers. From and after the Closing, Sellers shall indemnify, defend and hold Buyer and its Affiliates and its and their respective directors, officers, employees, shareholders, partners, members and agents (each, a “Buyer Indemnified Party”) harmless for, from and against any and all Losses which any Buyer Indemnified Party may suffer, incur, sustain or become subject to, to the extent arising out of or resulting from (i) any breach of any representations, warranties, covenants or obligations of Sellers made under this Agreement and/or (ii) all Excluded Liabilities.

(b)Indemnification by Buyer. From and after the Closing, Buyer shall indemnify, defend and hold harmless Sellers and their Affiliates, and and each of their respective directors, officers, employees and agents (each, a “Seller Indemnified Party”) from and against any and all Losses which any Seller Indemnified Party may suffer, incur, sustain or become subject to, to the extent arising out of or resulting from any breach of any representations, warranties, covenants or obligations of Buyer under this Agreement.

8.2Notice of Loss; Third Party Claims.

(a)A claim for indemnification for any matter not involving a Third Party Claim may be asserted by written notice to the Party from whom indemnification is sought.  Such notice shall include the facts constituting the basis for such claim for indemnification, the Sections of this Agreement upon which such claim for indemnification is then based and an estimate, if possible, of the amount of Losses suffered or reasonably expected to be suffered by the Indemnified Party.

(b)In the event that any claim shall be instituted or asserted by any Third Party in respect of which payment may be sought under Section 8.1(a) or Section 8.1(b) hereof (each, a “Third Party Claim”), the Indemnified Party shall promptly cause written notice of the assertion of any Third Party Claim of which it has knowledge which is covered by the provisions of Section 8.1(a) or Section 8.1(b), as applicable, to be forwarded to the Indemnifying Party.  The failure of the Indemnified Party to give reasonably prompt notice of any Third Party Claim shall not release, waive or otherwise affect the Indemnifying Party’s obligations with respect thereto except to the extent that the Indemnifying Party is actually prejudiced as a result of such failure.  The Indemnifying Party shall have the right, at its sole option and expense, to be represented by counsel reasonably acceptable to the Indemnified Party and to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified by it hereunder, subject to the provisions below.  If the Indemnifying Party elects to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified by it hereunder, it shall within thirty (30) days (or sooner, if the nature of the Third Party Claim so requires) notify the Indemnified Party of its intent to do so.  If the Indemnifying Party elects not to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against hereunder, the Indemnified Party may defend against, negotiate, settle or otherwise deal with such Third Party Claim, subject to the provisions below.  If the Indemnifying Party shall assume the defense of any Third Party Claim pursuant to the terms of this Agreement, the Indemnified Party may participate, at his, her or its own expense, in the defense of such Third Party Claim.  The Parties hereto agree to reasonably cooperate with each other in connection with the defense, negotiation or settlement of any such Third Party Claim.  Notwithstanding anything in this Section 8.2 to the contrary, the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment unless (1) the claimant provides to the Indemnified Party an unqualified release of the Indemnified Parties from all liability in respect of such Third Party Claim, (2) such settlement does not involve any injunctive relief binding upon the Indemnified Party or any of its Affiliates, (3) such settlement does not encumber any of the material assets of any Indemnified Party or impose any restriction or condition that would apply to or materially affect any Indemnified Party or the conduct of any Indemnified Party’s business, and (4) such settlement does not involve any admission of liability or wrongdoing by any Indemnified Party or any of its Affiliates.

(c)In the event that the Indemnified Party conducts the defense of the Third Party Claim pursuant to this Section 8.2, the Indemnifying Party will (i) advance the Indemnified Party promptly and periodically for the reasonable costs of defending against the Third Party Claim (including reasonable attorneys’ and experts’ fees and expenses) and (ii) remain responsible for any and all other Losses that the Indemnified Party may incur or suffer resulting from, arising out of, relating to, in the nature of or caused by the Third Party Claim to the fullest extent provided in this ARTICLE 8.

8.3Survival.  The representations and warranties of Sellers and Buyer under this Agreement, and liability for the breach thereof, shall survive the Closing Date and shall remain in full force and effect for a period of twelve (12) months following the Closing Date; provided, however, that the representations and warranties contained in Sections 3.1, 3.2, 3.5, 3.7 through 3.15, 4.1, 4.2, 4.5, and 4.7 shall survive the Closing Date and shall remain in full force and effect until the expiration of the applicable statute of limitations. The survival periods set forth in this

Section 8.3 are in lieu of, and the parties expressly waive, any otherwise applicable statute of limitations, whether arising at law or in equity.  Any claim for breach of representation or warranty hereunder shall be deemed to have accrued as of the Closing.  No claim for breach of any representation, warranty, covenant or agreement may be brought after expiration of the survival periods set forth in this Section 8.3.

8.4Adjustments.  Any amount paid under this ARTICLE 8 shall be treated as an adjustment to the Purchase Price for all Tax purposes unless otherwise required by applicable Law.

8.5Limits on Indemnification.  Notwithstanding anything to the contrary contained in this Agreement, (i) the maximum aggregate amount of indemnifiable Losses (other than reasonable attorneys’ and experts’ fees and expenses included in such Losses) that may be recovered from Sellers by Buyer Indemnified Parties pursuant to Section 8.1(a) shall equal the Purchase Price, and (ii) Sellers shall in any event also indemnify Buyer pursuant to Section 8.1(a) for any and all reasonable attorneys’ and experts’ fees and expenses that are included in Losses.  No party hereto shall have any liability under any provision of this Agreement for any punitive, incidental, consequential, special or indirect damages, including business interruption, diminution of value, loss of future revenue, profits or income, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement and, in particular, no “multiple of profits” or “multiple of cash flow” or other valuation methodology will be used in calculating the amount of any Losses, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise.  In the event Buyer proceeds with the Closing notwithstanding actual knowledge by Buyer or any Affiliate of Buyer at or prior to the Closing of any breach by Sellers of any representation, warranty or covenant in this Agreement, no Buyer Indemnified Party shall have any claim or recourse against Sellers or any of their Affiliates or Representatives with respect to such breach, under this ARTICLE 8 or otherwise.

8.6Exclusivity.  This ARTICLE 8 will provide the exclusive remedy against Sellers for any breach of any representation, warranty, covenant or other claim arising out of or relating to this Agreement and/or the transactions contemplated hereby.  The Parties hereto agree that the provisions in this Agreement relating to indemnification, and the limits imposed on Buyer’s remedies with respect to this Agreement and the transactions contemplated hereby, were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid to Sellers hereunder.

ARTICLE 9
GENERAL PROVISIONS

9.1Notice Requirements.  Any notice, request, demand, waiver, consent, approval, or other communication permitted or required under this Agreement shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if (a) delivered by hand, (b) sent by facsimile transmission (with transmission confirmed), or (c) sent by internationally recognized overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified in this Section 9.1 or to such other address as the Party to whom notice is to be given may have provided to the other Party in accordance with this Section 9.1. Such notice shall be deemed to have been given as of the date delivered by hand or transmitted by facsimile (with transmission confirmed) or on the second Business Day (at the place of delivery)

after deposit with an internationally recognized overnight delivery service. Any notice delivered by facsimile shall be confirmed by a hard copy delivered as soon as practicable thereafter.

If to Buyer, to:

Novartis Pharma AG

Lichtstrasse 35

CH 4056 Basel

Switzerland

Attention: Roy Papatheodorou, General Counsel Pharmaceuticals

Email: Roy.Papatheodorou@Novartis.com

with a copy (which shall not constitute notice) to:

Norton Rose Fulbright US LLP

1301 Avenue of the Americas

New York, New York 10019-6022

Attention: Andres Liivak, Esq.

Email: andres.liivak@nortonrosefulbright.com

Facsimile: 212.318.3400

If to Sellers, to:

Ultragenyx Pharmaceutical Inc.

60 Leveroni Court

Novato, California 94949

Attention:  President and Chief Executive Officer

Facsimile:  415.483.8810

with a copy (which shall not constitute notice) to:

Ultragenyx Pharmaceutical Inc.

60 Leveroni Court

Novato, California 94949

Attention:  General Counsel

Facsimile:  415.483.8810

9.2Construction.  Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or).  Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days.  The captions of this Agreement are for convenience of reference only and in no way define, describe, extend, or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement.  The term “including,” “include,” or “includes” as used herein shall mean “including, but not limited to,” and shall not limit the generality of any description preceding such term.  The words “will” and “shall” have the same meaning.  The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party hereto.  Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof.  In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption will apply against the Party which drafted such terms and provisions.

9.3References.  Unless otherwise specified, (a) references in this Agreement to any Article, Section, Schedule or Exhibit shall mean references to such Article, Section, Schedule or Exhibit of this Agreement, (b) references in any Section to any clause are references to such clause of such Section, and (c) references to any agreement, instrument, or other document in this Agreement refer to such agreement, instrument, or other document as originally executed or, if subsequently amended, replaced, or supplemented from time to time, as so amended, replaced, or supplemented and in effect at the relevant time of reference thereto.

9.4Entire Agreement; Amendments.  This Agreement sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understandings, promises, and representations, whether written or oral, with respect thereto are superseded hereby (including that certain Mutual Confidential Disclosure Agreement).  Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth in this Agreement.  No amendment, modification, release, or discharge shall be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

9.5Assignment.  Without the prior written consent of the other Party neither Party shall sell, transfer, assign, delegate, pledge, or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder; provided, that (a) either Party may make such an assignment without the other Party’s consent to any of its Affiliates or to a successor, whether in a merger, sale of stock, sale of all or substantially all assets or any other similar transaction, and (b) Buyer may make such an assignment, in whole or in part, without Sellers’ consent, to any purchaser, transferee, or assignee of the Purchased Assets.  With respect to any permitted assignment, the assigning Party shall remain responsible for the performance by such permitted assignee of the assigning Party’s duties and obligations hereunder.  Any attempted assignment or delegation in violation of this Section 9.5 shall be void and of no effect. All validly assigned and delegated rights and obligations of the Parties hereunder shall be binding upon and inure to the benefit of and be enforceable by and against the successors and permitted assigns of Buyer or Sellers, as the case may be. The permitted assignee or transferee shall assume all obligations of its assignor or transferor under this Agreement.

9.6Severability.  If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future law, and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and reasonably acceptable to the Parties.  To the fullest extent permitted by applicable Law, each Party hereby waives any provision of Law that would render any provision hereof illegal, invalid, or unenforceable in any respect.

9.7Governing Law.  This Agreement or the performance, enforcement, breach or termination hereof shall be interpreted, governed by and construed in accordance with the laws of the State of Delaware, United States, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

9.8Submission to Jurisdiction.  Each Party irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by the other Party or its successors or assigns shall be brought and determined in any Delaware state or federal court, and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby.  Each Party agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein.  Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

9.9WAIVER OF JURY TRIAL.  EACH PARTY, TO THE EXTENT PERMITTED BY LAW, KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR OTHER LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS IT CONTEMPLATES. THIS WAIVER APPLIES TO ANY ACTION OR LEGAL PROCEEDING, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE.

9.10Waiver and Non-Exclusion of Remedies.  Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition.  The waiver by either Party hereto of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise, and nothing in this Agreement shall be deemed a waiver by any Party of any right to specific performance or injunctive relief.  The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by applicable Law or otherwise available except as expressly set forth herein.

9.11No Benefit to Third Parties.  Except as provided in ARTICLE 8, the covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns, and they shall not be construed as conferring any rights on any other Persons.

9.12Counterparts; Facsimile Execution.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same instrument.  This Agreement may be executed by facsimile or electronically transmitted signatures and such signatures shall be deemed to bind each Party hereto as if they were original signatures.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of Buyer, U.S. Seller and Cayman Seller has caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

NOVARTIS PHARMA AG

By:	/s/ Mark Rodgers
Name:	Mark Rodgers, Ph.D., MBA, LLM
Title:	Global Head BD&L Transactions Pharma

NOVARTIS PHARMA AG

By:	/s/ Natalie Tan
Name:	Natalie Tan
Title:	Head Legal Respiratory Franchise

ULTRAGENYX PHARMACEUTICAL INC.

By:	/s/ Emil D. Kakkis
Name:	Emil D. Kakkis, M.D., Ph.D.
Title:	President and Chief Executive Officer

ULTRAGENYX INTERNATIONAL UX003 LTD.

By:	/s/ Yun Zheng
Name:	Yun Zheng
Title:	Director

[Signature Page to Asset Purchase Agreement]

Exhibit 2.5(a)

Form of Bill of Sale

BILL OF SALE

This BILL OF SALE (the “Bill of Sale”) is made and entered into as of [●], 2017, by and between Novartis Pharma AG, a company formed under the laws of Switzerland (“Buyer”), Ultragenyx Pharmaceutical Inc., a company formed under the laws of the State of Delaware (“U.S. Seller”), and Ultragenyx International UX003 Ltd., an exempted company incorporated in the Cayman Islands and a wholly-owned subsidiary of the U.S. Seller (the “Cayman Seller,” and together with the U.S. Seller, the “Sellers”).

Upon the terms and subject to the conditions of the Asset Purchase Agreement, dated as of December 14, 2017 (the “Purchase Agreement”), by and among Buyer and Sellers, Sellers have agreed to sell, and Buyer has agreed to purchase, all of Sellers’ right, title and interest in and to the Purchased Assets, including the Priority Review Voucher, in each case free and clear of all Encumbrances.

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Buyer and Sellers, intending to be legally bound, hereby agree as follows:

1.

Defined Terms; Interpretation.  Except as otherwise set forth herein, capitalized terms used in this Bill of Sale shall have the meanings assigned to them in the Purchase Agreement.  This Bill of Sale shall be interpreted in accordance with the rules of construction set forth in Section 9.2 of the Purchase Agreement.

2.

Transfer of the Purchased Assets.  Pursuant to the terms and subject to the conditions of the Purchase Agreement, Sellers hereby sell, assign, transfer, and convey to Buyer and its successors and its assigns, and Buyer hereby does purchase from Sellers, all of Sellers’ right, title and interest in and to the Purchased Assets (including the Priority Review Voucher), in each case free and clear of all Encumbrances.  The right, title and interest in and to the Purchased Assets that are sold, transferred, conveyed, assigned and delivered by Sellers to Buyer hereunder collectively constitute the entire right, title and interest in and to the Purchased Assets and upon the Closing, Buyer shall have all right, title and interest in and to the Purchased Assets, free and clear of all Encumbrances.

3.	Effective Time. This Bill of Sale shall be effective as of the Closing.

4.

Binding Effect; Amendments.  This Bill of Sale shall be binding upon, inure to the benefit of, and be enforceable by, the Parties hereto and their respective legal representatives, successors and permitted assigns.  Neither this Bill of Sale, nor any term or provision hereof, may be amended, modified, superseded or cancelled except by an instrument in writing signed by each Party hereto.

5.	Governing Law. This Bill of Sale and any disputes arising under or related hereto shall be governed by the rules set forth in Sections 9.7, 9.8, and 9.9 of the Purchase Agreement.

6.

Counterparts.  This Bill of Sale may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same instrument.  This Bill of Sale may be executed by facsimile or electronically transmitted signatures and such signatures shall be deemed to bind each Party hereto as if they were original signatures.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of Buyer, U.S. Seller and Cayman Seller has caused this Bill of Sale to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

NOVARTIS PHARMA AG

By:
Name:
Title:

NOVARTIS PHARMA AG

By:
Name:
Title:

ULTRAGENYX PHARMACEUTICAL INC.

By:
Name:	Emil D. Kakkis, M.D., Ph.D.
Title:	President and Chief Executive Officer

ULTRAGENYX INTERNATIONAL UX003 LTD.

By:
Name:	Yun Zheng
Title:	Director

[Signature Page to Bill of Sale]

Exhibit 2.5(b)

Form of Seller FDA Transfer Notification

[Ultragenyx Letterhead]

[Date]

[●]

[Address 1]

[Address 2]

Food and Drug Administration

[Address 3]

[Address 4]]

Re: BLA 761047 MepseviiTM (vestrodinase alfa-vjbk)

Transfer of Rare Pediatric Disease Priority Review Voucher PRV BLA 761047 (the “Voucher”)

Dear [●]:

Reference is made to the above-referenced BLA and all related correspondence.

Please be advised that as of [Date], Novartis Pharma AG (“Buyer”) has legally accepted complete ownership of the Voucher from Ultragenyx Pharmaceutical Inc. (“Ultragenyx”). Ultragenyx hereby authorizes transfer of ownership of the Voucher to Buyer.

Please do not hesitate to contact me should you have any questions or comments.  I may be reached by email at [INSERT] or by phone at [INSERT].

Sincerely,

[NAME/TITLE]

Exhibit 2.5(c)(i)

Form of Sellers’ Closing Certificate

ULTRAGENYX PHARMACEUTICAL INC.

Closing Certificate

[●], 2017

This Closing Certificate (this “Certificate”) is delivered pursuant to Section 2.5(b) of the Asset Purchase Agreement (the “Agreement”), dated as of December 14, 2017, by and between Ultragenyx Pharmaceutical Inc. (“U.S. Seller”), Ultragenyx International UX003 Ltd. (“Cayman Seller”), and Novartis Pharma AG (“Buyer”).  Unless otherwise defined herein or if the context otherwise requires, capitalized terms used in this Certificate have the meanings provided in the Agreement.

The undersigned, ______________________________, in [his/her] capacity as a duly authorized officer of the U.S. Seller, solely in such capacity and not in [his/her] individual capacity, is duly authorized to execute and deliver this Certificate on behalf of the U.S. Seller.  By executing this Certificate, the undersigned hereby certifies to Buyer that as of the date hereof:

1.

Each of the (i) representations and warranties of the U.S. Seller made in Article 3 of the Agreement were and are true and correct in all respects as of the Effective Date and as of the date hereof (or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “material adverse effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Purchased Assets or prevent, materially delay or materially impede the performance by the U.S. Seller of its obligations under the Agreement or the consummation of the transactions contemplated thereby.

2.

The U.S. Seller and its Affiliates have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by the Agreement to be performed or complied with by the U.S. Seller or any such Affiliate on or before the date hereof.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Certificate as of the date first set forth above.

By:

Name:

Title:

Exhibit 2.5(c)(ii)

Form of Sellers’ Closing Certificate

ULTRAGENYX INTERNATIONAL UX003 LTD.

Closing Certificate

[●], 2017

This Closing Certificate (this “Certificate”) is delivered pursuant to Section 2.5(b) of the Asset Purchase Agreement (the “Agreement”), dated as of December 14, 2017, by and between Ultragenyx Pharmaceutical Inc. (“U.S. Seller”), Ultragenyx International UX003 Ltd. (“Cayman Seller”), and Novartis Pharma AG (“Buyer”).  Unless otherwise defined herein or if the context otherwise requires, capitalized terms used in this Certificate have the meanings provided in the Agreement.

The undersigned, ______________________________, in [his/her] capacity as a duly authorized officer of the Cayman Seller, solely in such capacity and not in [his/her] individual capacity, is duly authorized to execute and deliver this Certificate on behalf of the Cayman Seller.  By executing this Certificate, the undersigned hereby certifies to Buyer that as of the date hereof:

1.

Each of the (i) representations and warranties of the Cayman Seller made in Article 3 of the Agreement were and are true and correct in all respects as of the Effective Date and as of the date hereof (or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “material adverse effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Purchased Assets or prevent, materially delay or materially impede the performance by the Cayman Seller of its obligations under the Agreement or the consummation of the transactions contemplated thereby.

2.

The Cayman Seller and its Affiliates have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by the Agreement to be performed or complied with by the Cayman Seller or any such Affiliate on or before the date hereof.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Certificate as of the date first set forth above.

By:

Name:

Title:

Exhibit 2.6(c)

Form of Buyer FDA Transfer Notification

[Buyer Letterhead]

[Date]

[●]

[Address 1]

[Address 2]

Food and Drug Administration

[Address 3]

[Address 4]

Re: BLA 761047 MepseviiTM (vestrodinase alfa-vjbk)

Transfer of Rare Pediatric Disease Priority Review Voucher PRV BLA 761047(the “Voucher”)

Dear [●]:

Reference is made to the above-referenced BLA and all related correspondence.

Please be advised that as of [Date], Novartis Pharma AG (“Buyer”) has legally accepted complete ownership of the Voucher from Ultragenyx Pharmaceutical Inc. (“Ultragenyx”). Buyer hereby advises the Agency of the legal transfer of the Voucher from Ultragenyx to Buyer.

The Buyer regulatory contact for the Voucher is as follows:

[Buyer Contact]

Please do not hesitate to contact me should you have any questions or comments.

Sincerely,

[Buyer Contact]

Exhibit 2.6(d)

Form of Buyer Closing Certificate

NOVARTIS PHARMA AG

Closing Certificate

[●], 2017

This Closing Certificate (this “Certificate”) is delivered pursuant to Section 2.6(c) of the Asset Purchase Agreement (the “Agreement”), dated as of December 14, 2017, by and between Ultragenyx Pharmaceutical Inc. (“U.S. Seller”), Ultragenyx International UX003 Ltd. (“Cayman Seller”), and Novartis Pharma AG (“Buyer”).  Unless otherwise defined herein or if the context otherwise requires, capitalized terms used in this Certificate have the meanings provided in the Agreement.

The undersigned, ______________________________, in [his/her] capacity as a duly authorized officer of Buyer, solely in such capacity and not in [his/her] individual capacity, is duly authorized to execute and deliver this Certificate on behalf of Buyer.  By executing this Certificate, the undersigned hereby certifies to Sellers that as of the date hereof:

1.

Each of the representations and warranties of Buyer made in Article 4 of the Agreement were and are true and correct in all respects as of the Effective Date and as of the date hereof (or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “material adverse effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by the Agreement.

2.

Buyer and its Affiliates have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by the Agreement to be performed or complied with by Buyer or any such Affiliate on or before the date hereof.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Certificate as of the date first set forth above.

By:

Name:

Title: